Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number: 333-274164

October 14, 2024

Dealer Bulletin

Ford Credit | LINCOLN AUTOMOTIVE FINANCIAL SERVICES

DB-71263 – Ford Interest Advantage

U.S. Ford Dealers and Lincoln Retailers

Drive Your Earnings

Invest. Earn Interest.

Ford Interest Advantage Demand Notes

5.15%


FORD INTEREST ADVANTAGE
Application and Prospectus
Step 1

Interested in earning an attractive rate with a liquid investment? See if investing in the Ford Interest Advantage program is suitable for you and your business.

Ford Interest Advantage Demand Notes (FIA) is a U.S. program that offers investors a convenient way of investing in Ford Credit's unsecured debt with an attractive rate of 5.15%. For over 40 years, FIA has been an easy way to invest.

Program features include:

- Current interest rate of 5.15%*
- No management fees
- Access to funds on demand 24/7
- Convenient online management tool with e-statements and bill payment
- Unlimited transfers to your external bank account and check writing
- Ability to open individual, joint, custodial, Trust or corporate notes

Dealers can leverage FIA for

- DCMA cap overages
- Retrospective program profits
- Reinsurance operations
- F&I bonus payments

To get started, visit Ford Interest Advantage and read the prospectus before enrolling.

For questions, email fcfia@ford.com to reach a registered representative or contact FIA's investor center at 800-462-2614 for further assistance.

Rate as of 10/14/2024, subject to weekly adjustment. Minimum investment required is $1,000. Fees apply if balance falls below this amount.

Important Disclosure

The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not insured by the Federal Deposit Insurance Corporation, they are not guaranteed by Ford Motor Company, and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As an investment in the debt of one company (Ford Credit), the Notes do not meet the diversification or investment quality standards for money market funds set forth in the Investment Company Act of 1940.

The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are offered only in the United States. This communication does not constitute an offer to sell or a solicitation to invest in the Notes in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation in any such jurisdiction. Ford Interest Advantage is intended for non-institutional investors only. U.S. citizens and resident aliens with a U.S. Taxpayer ID (i.e., Social Security number) may apply.

Ford Credit has filed a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the offering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has filed with the SEC for more complete information about Ford Credit and the Ford Interest Advantage Note program. The documents may be obtained free of charge through EDGAR on the SEC Website. Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614.

Thank you for your continued support.

Ford Interest Advantage Team
Ford Motor Credit Co, LLC

MW©